[Exhibit 23.1]


                                  [Letterhead]



  To the Board of Directors
  Perfect Health Care Corp.


  We consent to the use of our report dated September 26, 2003 with respect to the consolidated balance sheets of Perfect Health Care Corp. as of June 30, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003, included in this registration statement and prospectus on Form SB-2, and to the reference to our firm under the heading "Experts" in the prospectus.



  Randy R. Simpson CPA, P.C.
  April 27, 2004